STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:	The name of the limited liability company (hereinafter called the “limited liability company”) is Grosvenor Registered Multi-Strategy Fund (W), LLC.

SECOND:	The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Corporate Research, Ltd., 615 S. Dupont Highway, Dover, Delaware 19901.

This Certificate of Formation is duly executed and is being filed in accordance with Section 18-201 of the Delaware Limited Liability Company Act.

Executed on this 14th day of June, 2013

/s/ Nancy Valente
Nancy Valente
Authorized Person